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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

                Ohara                Jill              Lea
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                (Last)              (First)          (Middle)

                               1743 NE 91st Street
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                                    (Street)

                Seattle                WA            98115-3251
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                (City)              (State)             (Zip)

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              2. Date of Event Requiring Statement (Month/Day/Year)

                                   02/15/2000
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         3. IRS Identification Number of Reporting Person, if an Entity
                                  (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol

                          SUNHAWK.COM CORPORATION/SNHK
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

[ ]  Director                             [ ] 10% Owner
[X]  Officer (give title below)           [ ] Other (specify below)

                            Vice President Operations
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               6. If Amendment, Date of Original (Month/Day/Year)

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
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1. Title of Security (Instr. 4)  2. Amount of Securities       3. Ownership Form:         4. Nature of Indirect
                                    Beneficially Owned            Direct (D) or Indirect     Beneficial
                                    (Instr. 4)                    (I) (Instr. 5)             Ownership (Instr. 5)
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Common Stock (no par value)               2,650                      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of    2. Date Exercisable     3. Title and amount of Securities  4. Conversion   5. Ownership   6. Nature
   Derivative     and Expiration Date     Underlying Derivative Security     or Exercise     Form of        of Indirect
   Security       (Month/Day/Year)        (Instr. 4)                         Price of        Derivative     Beneficial
   (Instr. 4)                                                                Derivative      Security       Ownership
                                                                             Security        Direct (D)     (Instr. 5)
                                                                                             or Indirect
                                                                                             (I) (Instr.
                                                                                             5)
               -----------------------------------------------------------
               Date         Expiration         Title               Amount
               Exercisable  Date                                   of
                                                                   Number
                                                                   of
                                                                   Shares
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Options          2/9/00     2/9/08    Common Stock (no par value)    715     11.33           D
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Options          8/9/00     2/9/08    Common Stock (no par value)    358     11.33           D
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Options          2/9/01     2/9/08    Common Stock (no par value)    358     11.33           D
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Options          8/9/01     2/9/08    Common Stock (no par value)    358     11.33           D
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Options          2/9/02     2/9/08    Common Stock (no par value)    358     11.33           D
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Options          8/9/02     2/9/08    Common Stock (no par value)    358     11.33           D
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Options          2/9/03     2/9/08    Common Stock (no par value)    355     11.33           D
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Options          7/15/00   7/15/08    Common Stock (no par value)     30     22.65           D
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Options          1/15/01   7/15/08    Common Stock (no par value)     15     22.65           D
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Options          7/15/01   7/15/08    Common Stock (no par value)     15     22.65           D
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Options          1/15/02   7/15/08    Common Stock (no par value)     15     22.65           D
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Options          7/15/02   7/15/08    Common Stock (no par value)     15     22.65           D
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Options          1/15/03   7/15/08    Common Stock (no par value)     15     22.65           D
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Options          7/15/03   7/15/08    Common Stock (no par value)     14     22.65           D
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Options          2/15/02   2/15/10    Common Stock (no par value)  4,500     12.00           D
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Options          8/15/02   2/15/10    Common Stock (no par value)  2,250     12.00           D
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Options          2/15/03   2/15/10    Common Stock (no par value)  2,250     12.00           D
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Options          8/15/03   2/15/10    Common Stock (no par value)  2,250     12.00           D
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Options          2/15/04   2/15/10    Common Stock (no par value)  2,250     12.00           D
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

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
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Options          8/15/04   2/15/10    Common Stock (no par value)  2,250     12.00           D
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Options          2/15/05   2/15/10    Common Stock (no par value)  2,250     12.00           D
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

Explanation of Responses:



                                   /s/ JILL L. OHARA
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                                   **Signature of Reporting Person



                                   2/25/00
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                                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

If space provided is insufficient, see Instruction 6 for procedure.